UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Seer, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Seer Stockholders,

You have an important choice to make regarding the future of Seer at our upcoming 2026 Annual Meeting of Stockholders, which will be held on July 28, 2026 (the “Annual Meeting”). Your vote matters, and Seer needs your support.

Two activist stockholders, Bradley Radoff and Michael Torok, are pursuing a costly, distracting, and value-destructive proxy fight at the Annual Meeting. Radoff and Torok are the same activist stockholders who have repeatedly attempted to acquire Seer for less than the value of the cash, cash equivalents and investments on our balance sheet. Radoff and Torok have not offered any strategies that, in our opinion, would result in a more valuable company. From the conversations that Radoff and Torok have had with our management team and several of us, it is clear that they do not understand Seer, our technology differentiation, our value proposition, the magnitude of the market opportunity ahead of us, or the technological challenges that we have successfully overcome to build a portfolio of products that make it possible to pursue deep, unbiased proteomics at scale that will enable AI-driven biology.

Radoff and Torok’s goal at the Annual Meeting is the election of three director candidates that they have hand-picked, none of whom have experience or skills that are relevant to Seer. Although we offered, in good faith, to interview these candidates, Radoff and Torok declined to let them speak with us.

If successful, the proxy fight launched by Radoff and Torok would result in three of Seer’s highly qualified, respected, and independent directors no longer serving on Seer’s Board of Directors. Stated differently, we will lose three of the directors who have guided Seer through successful research, multiple product launches, several capital raises—including a successful IPO—and brought us to the point where our commercial opportunity is beginning to accelerate, all while exercising discipline in capital deployment and maintaining a balance sheet that positions Seer to execute on the opportunities in front of us. That is not a risk that you should take.

We believe Radoff and Torok are attempting to exploit a period of stock price dislocation to acquire Seer at a valuation below the value of cash, cash equivalents, and investments on our balance sheet. Category-creating life sciences tools companies, like Seer, can endure periods where scientific and commercial progress can meaningfully outpace public market recognition. In those periods, stock prices can decline even as the underlying platform continues to strengthen. That does not change the fact that Seer’s addressable market is large, and its breakthrough technology is seeing adoption.

Seer is building a category-defining platform with the potential to transform biological discovery. Stockholders should focus on the strength of Seer’s pioneering technology, its growing scientific validation and high-impact publications, the increasing number of large-scale population studies adopting Seer’s platform, and the long-term opportunity ahead. In our view, that opportunity should not be obscured by short-term stock price volatility, or transferred to Radoff and Torok before Seer stockholders have the opportunity to realize the long-term value we believe in.

Seer was founded by visionaries who, collectively, remain the Company’s largest stockholders by a significant margin.1 It is led by a deeply committed management team that has executed against its research and development roadmap and established Seer as a trusted partner to its customers. And it is governed by a highly qualified Board of Directors whose members are themselves stockholders and are deeply focused on long-term value creation.

The facts are clear:

Seer is Building a New Market from the Ground Up	Seer has created and now leads the market for scalable, deep, unbiased proteomics, offering what we believe is the only commercial solution capable of enabling standardized population-scale studies that were previously out of reach. It is difficult to build a product capable of achieving this and Seer has repeatedly proven that we can. It is also challenging to build and fuel a market expansion in unbiased proteomics similar to what we saw in genomics, and Seer is well positioned to do exactly that.

Seer is Executing with Discipline Against a Clear Long-Term Value Creation Strategy	The team is delivering key progress against our strategic initiatives— expanding our installed base, accelerating utilization, securing additional large-scale cohort and biobank studies, and broadening our addressable markets through continued product innovation—all while controlling costs. Indeed, our operating expense year-over-year between 2023 to 2025 has decreased approximately 4.3%[2] and 19.3%,[3] respectively, while innovation and product launches have only accelerated.

Seer’s Board is a Collection of Highly Engaged and Seasoned Industry Experts	Our deeply experienced and independent Board is well-qualified to oversee continued strategic execution and advance stockholders’ best interests. Its membership includes the most highly cited engineer in history, the former president of a large life science tools company, individuals with long track records of capital deployment and company building, and senior product leaders with expertise across analytical tools, data, and software.

Radoff and Torok’s Nominees Lack the Relevant Skills and Expertise to Add Value to Seer’s Board	After carefully reviewing the three director candidates, Seer’s Board unanimously determined that they lack the qualifications and independence necessary to enhance the overall quality of the Board.

Radoff and Torok’s Proposal Significantly Undervalues Seer	The Board has unanimously determined that the May 14 acquisition proposal, like those before it, significantly undervalues Seer in light of our compelling long-term growth opportunities.

Radoff’s Behavior Is Not New	We believe this campaign is the latest in a long line of short-sighted campaigns run by Radoff to prioritize balance sheet extraction for his personal benefit— in direct contrast to our Board, which is committed to maximizing value for all Seer stockholders, with directors who are themselves significant, long-term stockholders.

Now is not the time to trust Seer’s future to three unknown director candidates that are not endorsed by Seer’s Board and are sourced by two activist stockholders who want to acquire Seer at a fire sale price.

Seer benefits from a deeply qualified, independent, and highly engaged Board of Directors that is fully aligned with stockholder interests and holds management accountable. Election of any of the candidates nominated by Radoff and Torok has the potential to impair our progress.

Seer is Executing with Financial Discipline Against a Clear Long-Term Value Creation Strategy

Seer is pioneering a new market with substantial scientific and commercial potential

Since our founding, Seer has created an entirely new market, imagining and pioneering the first solution for standardized, robust, deep unbiased proteomics at scale. Our Proteograph® Product Suite (Proteograph®) platform has fundamentally expanded what is possible in proteomics, and in just eight years, we have built a portfolio of more than 250 patent applications and issued patents, including over 80 issued patents worldwide. Today, we firmly believe that the Proteograph® is the only commercial solution capable of delivering the necessary level of depth, reproducibility, and standardization to enable population-scale studies beyond the reach of traditional mass spectrometry workflows. Biological discovery is at an inflection point, and Seer is uniquely positioned to help power the next era of AI-driven precision medicine.

External validation of Seer’s technology continues to build. As of May 13, 2026, Seer has been featured in a total of 84 publications,4 doubling in number over the past year. This increase in the rate of publication highlights the scientific community’s growing confidence in our platform’s capabilities.

These publications are the basis for our commercial flywheel to begin to turn. We reached significant market milestones in the past year, including the initiation of landmark population-scale studies with Korea University,5 Discovery Life Sciences, and an NIH-funded multi-omics program.6 These recent achievements demonstrate long-term momentum, and we are now at a pivotal moment as our commercial opportunity begins to accelerate. Our recently announced PRECISE-SG100K population-scale study in April 2026,7 conducted in collaboration with Precision Health Research, Singapore (PRECISE) and Thermo Fisher Scientific, has generated data for 10,000 participants, with the potential to scale to 100,000, creating one of the largest multi-omics datasets in the world.

Recent scientific highlights underscore strength of Seer’s foundation for growth and ability to drive progress

Our recent performance highlights the strength of Seer’s scientific foundation and our ability to continue executing despite the still-growing market. Over the past year, we have expanded our installed base by 67%, alongside 69% growth in consumable kit sample volumes.8 These accomplishments reflect both the increasing adoption of the Proteograph® and increasing utilization by existing customers. This combination is a key indicator of durable, recurring growth and is especially encouraging given the continued challenges in academic and government funding.

Maintaining cost discipline and prudently managing capital to drive returns for stockholders

Seer’s Board of Directors and management team are highly responsible stewards of capital, tightly managing investments and expenses to ensure that we remain disciplined as we fund our plans for long-term growth. Our focus on reducing cash burn has allowed us to lower our total operating expenses for two consecutive years,9 most recently from $22.8 million in Q1 2025 to $18.2 million in Q1 2026.10 Our prudent capital decisions and focus on driving efficiencies have allowed us to build and maintain a strong cash position, which we believe today represents sufficient capital to reach cash flow breakeven.

Consistent with our balanced approach to capital allocation and underscoring the Seer Board’s confidence in our long-term value creation potential, since 2024, we’ve repurchased approximately 13.2 million shares at a volume-weighted average price of $1.86, representing approximately $24.5 million of capital deployed and reducing net total common shares outstanding by roughly 15%.11 Most recently, in February 2026, we announced a new program to repurchase up to $25 million of shares.

Positioning Seer to continue building stockholder value

In parallel with Seer’s disciplined financial practices, we are making focused, high-conviction investments in our platform to reinforce Seer’s technological differentiation, support meaningful progress across our portfolio, and drive stockholder value. Innovation remains central to our strategy as we seek to establish our leadership position as the preferred proteomic data platform for AI-driven biology.

In May 2025, we introduced the SP200 Automation Instrument and Proteograph® ONE Assay to advance the next generation of proteomics detection. We are also committed to enhancing our Proteograph® Analysis Suite (PAS), our cloud-based data analytics software solution, to more seamlessly deliver interpretable results for customers. The fourth generation of our PAS, which is on track to be released later this year, will feature AI capabilities that enable customers to interact with their data through a chat-based large language model interface, further establishing Seer’s technological differentiation.

We are also pleased with the progress that we are making in the development of our next-generation detector, designed to deliver the depth, precision, and scale that large-scale biomarker discovery and population studies demand. Bringing the detector together with our Proteograph® platform will create an end-to-end sample-to-data proteomics solution at levels of speed, simplicity, standardization, reproducibility, and cost that are accessible to a much wider audience that can catalyze the growth of the proteomics market beyond existing mass spectrometry users. We believe this innovation is key to meaningfully expanding the end market for proteomics, and we look forward to sharing data on the instrument in the second half of the year.

These initiatives—building a new market, maintaining cost discipline, strategically returning capital to stockholders, and investing in our platform—are the right decisions to grow stockholder value. We are building a company that has significant long-term value potential, and we want all of our stockholders (not just Radoff and Torok) to benefit from that hard work. We remain confident that Seer is on a clear and achievable path to revenue growth and profitability, and we are excited for the future as we strive to capitalize on the opportunities ahead.

Seer’s Board is a Collection of Highly Engaged and Seasoned Industry Experts Well-Qualified to Oversee Continued Strategic Execution and Advance Stockholders’ Best Interests

Seer benefits from an experienced, independent, and highly engaged Board that is purpose-built to oversee our strategy as we continue pioneering the nascent space of proteomics. We have a demonstrated commitment to evolving our corporate governance practices as we grow and mature. For example, we voluntarily eliminated our classified board starting in 2023, and our dual class share structure sunset in late 2025. At the Annual Meeting, all of our directors will stand for election to one-year terms.

Seer operates at the forefront of a rapidly evolving scientific and commercial landscape, and our directors possess the right combination of technical expertise, operating experience, and strategic perspective to support Seer’s execution. Our directors include prominent scientists, successful investors, operating executives, and governance experts. Collectively, they have deep, complementary expertise spanning proteomics, biotechnology, life sciences, healthcare, venture capital, capital allocation, strategic planning, and business development.

To highlight just a few of our directors’ many accomplishments:

Omid Farokhzad, M.D.

•

Co-founder and Chief Executive Officer of Seer, author of over 200 scientific papers, and inventor on over 250 issued and pending patents

•

Former Professor at Harvard Medical School and directed the Center for Nanomedicine at Brigham and Women’s Hospital

• Deep expertise in biotechnology, nanotechnology, drug delivery, and building innovative life sciences platforms

Meeta Gulyani
• Senior Vice President, General Manager, Bioprocessing and Head of Life Science Strategy of Ecolab • Former member of Novo Advisory Group	• Former senior operating executive at Merck KGaA and Roche • Seasoned international operating executive with extensive experience in the life sciences industry and across markets, including Asia

Robert Langer, Sc.D.

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Renowned biotechnology pioneer and MIT Institute Professor

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One of the most accomplished scientists globally with over 1,500 patents and patent applications, and 1,600 articles, and elected membership in all three U.S. National Academies

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Recipient of over 220 major awards, including the National Medal of Science and the National Medal of Technology and Innovation

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Inducted into the National Inventors Hall of Fame

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Co-founded and scaled more than 30 biotechnology companies, including Moderna

Terrance McGuire
• Founding Partner of Polaris Partners • Extensive experience investing in and scaling leading healthcare and biotechnology companies	• Invested in healthcare and technology companies that collectively reached $70 billion in peak enterprise value • Proven capital allocation expertise

Dipchand (Deep) Nishar
• Former Senior Managing Partner at Softbank Vision Fund and former Managing Director at General Catalyst	• Former senior executive at LinkedIn and Google • Extensive background in corporate strategy, governance, capital allocation, investing, and management

Isaac Ro

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Partner at Catalio Capital Management and experienced healthcare investor, serving on the boards of PinkDx and PrognomiQ

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Former CFO of multiple life sciences and diagnostics companies with successful exits

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Former Senior Research Analyst at Goldman Sachs

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Deep expertise in capital markets, corporate strategy, equity research, capital allocation, governance, investing, management, and precision medicine

Nicolas Roelofs, Ph.D.

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Lead Independent Director

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Former President of Agilent’s Life Sciences Group

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Current and former board member of numerous public and private life sciences tools companies, including Olink and The Binding Site

• Industrial advisor and venture partner to numerous private equity funds • Significant operating, scientific, and technical knowledge as well as governance experience

Seer’s Board is deeply aligned with stockholder interests and committed to holding management accountable for performance

Seer’s Board and management team are strongly aligned with the interests of stockholders, collectively owning 18.1%12 of our outstanding shares. We believe that this significant insider ownership demonstrates confidence in Seer’s long-term opportunity and reinforces the alignment between Seer’s leadership and stockholder base.

Additionally, Seer’s Board has developed and implemented an executive compensation program that directly aligns pay with performance, ensuring management is fully incentivized to advance Seer’s strategic success. Seer’s executive compensation program is heavily weighted toward long-term equity awards tied to significant stock price appreciation targets, ensuring that management’s interests are deeply aligned with those of our stockholders. When executive stock options were granted in 2023, the accompanying market performance condition required a 150% stock price growth before becoming eligible for time-based vesting.13 In 2024, the accompanying market performance condition required stock price growth of 300% for our Chief Executive Officer and 200% for other named executive officers before becoming eligible to vest.14

Seer’s Board continues to refine our compensation practices with a focus on cost discipline and minimizing stockholder dilution. In 2025, no equity awards were granted to management, and in both 2024 and 2025, the Board elected not to utilize the automatic share increase available under our equity incentive plan.15 Together, these decisions are reflective of the Board’s prudent approach to compensation and commitment to responsible stewardship of stockholder capital.

Seer’s Board thoughtfully, and with an open mind, evaluated the three director candidates identified by Radoff and Torok. At the conclusion of this process, Seer’s Board unanimously determined that these individuals lack the relevant skillsets, experience, and independence required to oversee a complex proteomics company at a critical stage of its evolution in a nascent market.

As part of its review process, Seer’s Board offered to interview the proposed nominees. Radoff and Torok declined to make any of their three candidates available for interviews. Candidate interviews are customary practice in good-faith engagement, and this refusal to make the candidates available demonstrates that Radoff and Torok are not, in fact, seeking to work constructively with the Board for the benefit of Seer stockholders, despite their claims to that effect.

Radoff and Torok’s nominees are not equipped to oversee Seer’s strategy

In stark contrast to Seer’s purpose-built Board of Directors—with its deep life sciences, proteomics, and operating expertise—Radoff and Torok’s nominees:

Lack meaningful experience in proteomics or adjacent scientific platforms;	Do not bring skills aligned with Seer’s strategic priorities or stage of development; and

Appear selected to advance a narrow, short-term agenda favored by Radoff and Torok rather than to support long-term value creation;	Raise serious concerns regarding independence from Radoff and ability to act in the best interests of all stockholders.

We believe that electing any of Radoff and Torok’s nominees would diminish the overall quality of Seer’s Board. Several of the candidates also have long-standing ties to Radoff and, we believe, may not be equipped to make decisions independent of him.

Howard Berman: Mr. Berman has a general background in biopharma but does not have experience in proteomics or in scaling complex life sciences platforms. Additionally, his recent public company board experience is limited and tied to activist-driven situations, including an appointment to the Board of Directors of Atea Pharmaceuticals as part of a proxy contest led by Radoff.	Joshua Horowitz: Mr. Horowitz is an investor with no background in life sciences, proteomics, or healthcare. His board history is heavily concentrated in restructurings and similar transactions, with mixed outcomes. He has multiple overlapping investments and governance roles alongside Radoff, raising concerns of independence from Radoff’s interests.	Luis Rinaldini: Mr. Rinaldini is a telecom-focused investment banker with no relevant experience in life sciences, proteomics, or healthcare. He brings limited public company board experience, other than a short tenure on the Board of Directors of Acacia Research during a period of stock underperformance.[16]

We believe that Radoff and Torok nominated Messrs. Berman, Horowitz, and Rinaldini not to strengthen Seer’s Board during a critical period, but to advance a specific, narrow agenda that serves the interests of Radoff and Torok above those of Seer’s other stockholders.

Radoff and Torok’s Proposal Significantly Undervalues Seer and Is Not in the Best Interests of Stockholders

In addition to nominating director candidates, Radoff and Torok are attempting to acquire Seer at a significant discount to its net cash position.17 Consistent with its fiduciary duties, Seer’s Board thoroughly reviewed all of Radoff and Torok’s highly-contingent, unsolicited, non-binding acquisition proposals in consultation with our independent financial and legal advisors, including the latest proposal made on May 14. Seer’s Board unanimously determined that the May 14 proposal, like the proposals before it, significantly undervalues Seer and is not in the best interests of stockholders.18 These proposals significantly undervalue Seer in light of our compelling long-term growth opportunities, and fail to reflect the value of Seer’s differentiated technology, market leadership position, and growing customer adoption.

Radoff and Torok do not want to deliver a transaction that rewards our stockholders for their patience and compensates them for the opportunities in front of Seer. Rather, they want to use a portion of Seer’s cash to buy out all other stockholders so that they can keep the rest of Seer’s cash—and all of our other assets—for themselves. Following the completion of their transaction, Radoff and Torok would have no incentive to maximize the value of Seer’s assets through their illusory “contingent value right.” After all, if they keep Seer’s assets, then Radoff and Torok can continue to develop the proteomics market and capture all of the value of these assets for themselves. Alternatively, we believe it is likely they would simply shut the Company down and capture the difference between the current offer of approximately $141 million19 and approximately $220 million of cash, cash equivalents and investments on Seer’s balance sheet as of March 31, 2026.20 Importantly, Seer has no debt and has been operating prudently with a clean balance sheet since inception.

Stockholders should see these “proposals” for what they are: transparent efforts by Radoff and Torok to acquire much of Seer’s substantial cash resources at a steep discount so that Radoff and Torok—and only Radoff and Torok—can redeploy those resources for their benefit, without appropriately rewarding Seer stockholders for that value.

Radoff’s Behavior Is Not New

Unfortunately, Radoff’s campaign at Seer is the latest in a long line of short-sighted campaigns prioritizing balance sheet extraction for his personal benefit. This is in direct contrast to Seer’s Board, which is committed to maximizing long-term returns for all stockholders. Stockholders should carefully consider whether Radoff’s “plan” is constructive, especially considering our tangible progress.

More short-termism from Radoff

Radoff’s campaigns often focus on immediate board turnover, strategic reviews, sales processes, liquidation scenarios, and rapid capital returns rather than the patient execution or introduction of long-term operating plans. He is using the same playbook at Seer. Indeed, in conversations and disclosures, Radoff has made it clear that he believes that a near-term sale process is the primary value driver at Seer. We do not believe that this is the best path forward, particularly given the opportunities inherent in building the proteomics market, where value creation depends on long-term investment and execution. Importantly, the technological and scientific advancement that Seer has made in proteomics is widely recognized through a large portfolio of patents, rapidly growing number of publications, and the initiation of multiple large population-scale studies that began in 2025.

Not focused on operational improvements, just balance sheet extraction

Radoff and Torok have not presented a credible plan to enhance Seer’s operations, accelerate adoption, or drive sustainable growth. Their approach remains intractably focused on extracting perceived balance sheet value in the near-term, rather than building on our strong momentum. To reiterate: Radoff and Torok have offered no actionable, value-creating ideas for Seer. Their only “idea” is the immediate sale of Seer – preferably, from their perspective, to them. This is the wrong outcome for Seer and its stockholders.

Disruptive and value destructive

As at many other companies, Radoff is pursuing a value-destructive campaign at Seer, disrupting our clear progress and diverting focus from execution at a critical time. Seer is building the proteomics market and has a clear vision, which requires disciplined investment and operational focus, not the distraction of a proxy contest.

Vote “FOR” Seer’s Nominees on the BLUE Proxy Card TODAY to Protect the Value of Your Investment

Seer has the right Board of Directors, management team, and strategy to advance its long-term vision and deliver value for stockholders. We are executing with discipline against a clear plan to scale our differentiated platform, expand our leadership in proteomics, and capitalize on the significant opportunities ahead. Our directors are actively engaged, fully aligned with stockholder interests, and committed to holding management accountable for delivering on Seer’s strategic priorities.

In contrast, Radoff and Torok are pursuing a disruptive and self-interested proxy contest that risks undermining Seer’s progress. At the same time, they continue to make illusory acquisition proposals that are designed to strip stockholders of their ability to realize the long-term value of Seer’s innovations.

Seer’s Board is confident that it has the right composition, skills, and experience to guide Seer forward and deliver long-term value for stockholders.

We unanimously recommend that you vote today using the BLUE proxy card “FOR” the election of each of Seer’s seven highly qualified director nominees: Omid Farokhzad, M.D., Meeta Gulyani, Robert Langer, Sc.D., Terrance McGuire, Dipchand (Deep) Nishar, Isaac Ro, and Nicolas Roelofs, Ph.D.

Thank you for your continued support of Seer.

Sincerely,

The Seer Board of Directors

If you have any questions or require any assistance with voting your shares, please call:

Innisfree M&A Incorporated	Stockholders may call	Banks and Brokers may
500 Fifth Avenue, 21st Floor	toll free: (877) 456-3524	call collect: (212) 750-5833
New York, New York 10110

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this communication. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s plans, strategies, expectations, strategic opportunities, and prospects. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission and other documents that Seer subsequently files with the Securities and Exchange Commission from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

[1]   Seer, Inc. Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (June 3, 2026).

[2]   Seer, Inc., “Seer Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Full Year 2025 Outlook,” press release (February 27, 2025), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-fourth-quarter-and-full-year-2024-financial-results.

[3]   Seer, Inc., “Seer Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Full Year 2026 Outlook,” press release (February 26, 2026), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-fourth- quarter-and-full-year-2025-financial-results.

[4]   Seer, Inc., “Seer Reports First Quarter 2026 Financial Results and Reaffirms Full Year 2026 Outlook,” press release (May 13, 2026), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-first-quarter-2026-financial-results-and-reaffirms.

[11]   Seer, Inc. Q1 2026 Earnings Conference Call webcast (May 13, 2026), available at https://edge.media-server.com/mmc/p/krwrnxpf/.

[12]   Seer, Inc. Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (June 3, 2026).

[13]   Seer, Inc., Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (April 26, 2024), available at https://www.sec.gov/ Archives/edgar/data/1726445/000095017024049191/ seer_2023_def_14a.htm.

[14]   Seer, Inc., Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (May 28, 2025), available at https://investor.seer.bio/ static-files/5ca65b92-ec10-4986-8ae9-04258d7ff3a2.

[5]   Seer, Inc., “Seer’s Proteograph Platform Enables Unprecedented 20,000-Sample Proteomics Study with Korea University to Develop AI-Driven Diagnostics for Cancers in Young Adults,” press release (June 1, 2025), available at https://investor. seer.bio/news-releases/news-release-details/seers-proteograph-platform-enables-unprecedented-20000-sample.

[6]   Seer, Inc. Q4 and FY 2025 Earnings Conference Call webcast (February 26, 2026), available at https://edge.media-server.com/mmc/p/7qayq4eh.

[7]   Seer, Inc., “Seer and Precision Health Research, Singapore Sign Collaboration to Provide Deep, Unbiased Proteomics on 10,000 PRECISE SG100K Samples,” press release (April 9, 2026), available at https://investor.seer.bio/news-releases/news- release-details/seer-and-precision-health-research-singapore-sign-collaboration.

[8]   Seer, Inc. Fourth Quarter and Full Year 2025 Earnings Conference Call webcast (February 26, 2026), available at https://edge.media-server.com/mmc/p/7qayq4eh/.

[9]   Seer, Inc., “Seer Reports Fourth Quarter 2024 and Full Year 2024 Financial Results and Provides Full Year 2025 Outlook,” press release (February 27, 2025), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-fourth-quarter-and-full-year-2024-financial-results; Seer, Inc., “Seer Reports Fourth Quarter 2025 and Full Year 2025 Financial Results and Provides Full Year 2026 Outlook,” press release (February 26, 2026), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-fourth-quarter-and-full-year-2025-financial-results.

[10]   Seer, Inc., “Seer Reports First Quarter 2026 Financial Results and Reaffirms Full Year 2026 Outlook,” press release (May 13, 2026), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-first-quarter-2026-financial-results-and-reaffirms.

[15]   Seer, Inc., Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (May 28, 2025), available at https://investor.seer.bio/ static-files/5ca65b92-ec10-4986-8ae9-04258d7ff3a2.; Seer, Inc., Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (June 3, 2026).

[16]   Acacia Research stock price declined from $3.11 at open on May 7, 2019 (the day after Mr. Rinaldini’s appointment as a director), to $2.22 at close on March 11, 2020 (the day that Mr. Rinaldini resigned as a director). Source: Yahoo! Finance historical trading data at https://finance.yahoo.com/quote/ACTG/ history/?period1=1557187200&period2=1583971200.

[17]   The Radoff-JEC Group, “The Radoff-JEC Group Submits Improved Non-Binding Proposal to Acquire Seer, Inc.,” press release (April 24, 2026), available at https:// www.businesswire.com/news/home/20260424350279/en/The-Radoff-JEC-Group-Submits-Improved-Non-Binding-Proposal-to-Acquire-Seer-Inc.

[18]   Seer, Inc., “Seer Board of Directors Unanimously Rejects Revised Unsolicited Proposal from Radoff-JEC Group,” press release (April 27, 2026), available at https:// investor.seer.bio/news-releases/news-release-details/seer-board-directors-unanimously-rejects-revised-unsolicited.

[19]   Implied offer equity value based on fully diluted shares outstanding as of May 14, 2026.

[20]   Seer, Inc., “Seer Reports First Quarter 2026 Financial Results and Reaffirms Full Year 2026 Outlook,” press release (May 13, 2026), available at https://investor.seer.bio/news-releases/news-release-details/seer-reports-first-quarter-2026-financial-results-and-reaffirms.